Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258397

PROSPECTUS SUPPLEMENT

Dated March 22, 2023

(To Prospectus Dated August 3, 2021)

9,024,212 Shares of Common Stock Issuable upon Exercise of Outstanding Warrants

Common Warrants to Purchase up to 9,024,212 Shares of Common Stock

This prospectus supplement (the “Sticker Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, our Prospectus Supplement (the “Prospectus Supplement”) filed with the Securities and Exchange Commission (the “SEC”) dated December 2, 2021, to our Prospectus filed with the SEC dated August 3, 2021 (the “Prospectus”), related to an underwritten offering of 32,142,858 shares of our common stock and common warrants to purchase up to 32,142,858 shares of our common stock, par value $0.001 per share (the “Common Stock”). This Sticker Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus Supplement and the Prospectus.

Our common stock is quoted on the NASDAQ Global Market under the symbol “ESPR.” On March 21, 2023, the last reported sale price of our common stock on the NASDAQ Global Market was $1.52 per share.

The information contained in this Sticker Supplement modifies and supersedes, in part, the information in the Prospectus Supplement and the Prospectus. Any information that is modified or superseded in the Prospectus Supplement and the Prospectus shall not be deemed to constitute a part of the Prospectus Supplement or the Prospectus, except as modified or superseded by this Sticker Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus, the Prospectus Supplement and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of the Prospectus and “Risk Factors” beginning on page S-6 of the Prospectus Supplement and in documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Sticker Supplement, the Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus and the Prospectus Supplement, as well as the other information contained in or incorporated by reference into this Sticker Supplement, the Prospectus Supplement and the Prospectus. This Sticker Supplement, the Prospectus Supplement and the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus and the “Risk Factors” section of the Prospectus Supplement and in documents incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Sticker Supplement, the Prospectus Supplement and the Prospectus.

AMENDMENTS TO INVESTOR WARRANTS

On March 22, 2023, in connection with a securities purchase agreement entered into by us with institutional investors dated March 19, 2023, we filed a prospectus supplement (the “Registered Direct Prospectus Supplement”) and the accompanying base prospectus with the SEC under our registration statement on Form S-3 (Registration No. 333-264303) in accordance with Rule 424(b)(5) of the Securities Act of 1933, as amended. Pursuant to the securities purchase agreement and the Registered Direct Prospectus Supplement, we offered and sold (i) an aggregate of 12,205,000 shares of Common Stock, (ii) pre-funded warrants to purchase up to an aggregate of 20,965,747 shares of Common Stock, and (iii) accompanying warrants to purchase up to an aggregate of 33,170,747 shares of Common Stock (the “Registered Direct Offering”).

This Sticker Supplement is being filed to disclose the following:

In connection with the Registered Direct Offering, we entered into Warrant Amendment Agreements with each investor in the Registered Direct Offering (each, a “Participating Investor”) pursuant to which, in consideration for such Participating Investors’ purchase of securities in the Registered Direct Offering (the “Purchase Commitment”) and payment of $0.125 per share for each share of common stock issuable upon exercise of the warrants issued by us on December 7, 2021 (the “Existing Warrants”) held by such Participating Investors to purchase up to an aggregate of 9,024,212 shares of Common Stock (the “Cash Consideration”), we agreed to (i) reduce the exercise price of the Existing Warrants held by each Participating Investor to $1.55 per share and (ii) extend the expiration date of the Existing Warrants held by each Participating Investor to three and one half (3.5) years following the closing of the Registered Direct Offering, effective upon the closing of the Registered Direct Offering and the payment of the Cash Consideration. We also agreed to pay the placement agent of the Registered Direct Offering a cash fee of 7% of the gross consideration we received in connection with the Warrant Amendment Agreements. The Registered Direct Offering closed on March 22, 2023 at which time each Participating Investor satisfied the Cash Consideration to us. No other changes to the Existing Warrants were made.

The date of this Sticker Supplement to Prospectus Supplement is March 22, 2023.